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                                                                   EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of DBT Online, Inc. on Form S-3 of our report dated January 20, 1995, relating to the financial statements of Database Technologies, Inc. for the year ended December 31, 1994, appearing in the Prospectus, which is part of Registration Statement No. 333-24613 (the "Initial Registration Statement"), and of our report dated January 20, 1995, relating to the financial statement schedule for the year ended December 31, 1994, incorporated by reference in the Initial Registration Statement.

We also consent to the reference to us under the heading "Experts" included in the Initial Registration Statement and the incorporation by reference of such reference to us into this Registration Statement.

AHEARN, JASCO + COMPANY, P.A.
Pompano Beach, Florida

May 28, 1997